Exhibit 99.1

NEWS RELEASE for February 13, 2007

Media Relations Contacts:

Investor Relations Contact:

Len Hall

Matt Clawson or Dan Matsui

Allen & Caron, Inc.

Allen & Caron, Inc.

(949) 474-4300

(949) 474-4300

len@allencaron.com

matt@allencaron.com

BIOLIFE SOLUTIONS INC. COMPLETES $750,000 CONVERTIBLE NOTES FINANCING

Proceeds To Support Expanded Sales & Marketing Strategy

OWEGO, NY (February 13, 2007)…BioLife Solutions Inc. (OTC BB: BLFS), a leading developer and manufacturer of proprietary preservation media for cells, tissues, and organs, today announced the completion of a $750,000 financing to support its expanded sales and marketing strategy to capture significant share of the worldwide market for preservation media.

PA Consulting Group, a worldwide consulting firm with expertise in life sciences and healthcare, estimates the worldwide market for media to preserve cells, tissues, and organs for research and clinical applications will grow from $175 million in 2007 to over $300 million by 2011.

BioLife Chief Executive Mike Rice remarked: “We’re executing a strategy to increase worldwide awareness of our patented HypoThermosol® and CryoStor™ preservation media and the unique benefits they provide for cell, tissue, and organ preservation. This financing will help support not only a higher level of marketing activities but also expansion of our direct-sales team and distribution network.  We very much appreciate the continued support of these key shareholders and their commitment to our strategic plan and the success of BioLife.”

BioLife will be exhibiting and presenting at the annual meeting of the International Society for Stem Cell Research on June 17-21, 2007, in Cairns, Australia, and, several days later on June 24-27, the annual meeting of the International Society for Cellular Therapy, in Sydney, Australia.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets patented hypothermic storage and cryopreservation solutions for cells, tissues, and organs.  The Company’s proprietary HypoThermosol® and CryoStor™ preservation media are marketed to companies, laboratories, and academic institutions engaged in research and commercial clinical applications.  BioLife’s line of serum-free and protein-free preservation solutions are fully defined and formulated to reduce or prevent preservation-induced, delayed-onset cell damage and death.  BioLife’s platform enabling technology provides academic and clinical researchers significant improvement in post-thaw cell, tissue, and organ viability and function.

For more information please visit BioLife Solutions’ website at www.biolifesolutions.com.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact. Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Some of the specific factors that could cause BioLife Solutions’ actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission. BioLife Solutions disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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